Exhibit 99.1

SciQuest Completes Acquisition of AECsoft

Adds Leading Supplier Information Management, Supplier Diversity and Sourcing Technology to
eProcurement Suite

CARY, N.C., January 3, 2011 – SciQuest, Inc., (NASDAQ: SQI) a leading provider of on-demand strategic procurement and supplier enablement solutions, today announced that it has completed its acquisition of AECsoft USA, Inc., a leading provider of supplier management and sourcing technology. As announced on December 21, 2010, the acquisition adds comprehensive supplier management, sourcing and compliance reporting to SciQuest’s best-in-class eProcurement suite.

Total consideration for the transaction was approximately $13 million, consisting of approximately $9 million in cash and 325,203 shares of SciQuest common stock, having a current value of approximately $4 million. SciQuest may also pay additional shares of common stock having a current value of up to approximately $4 million based on successful achievement of certain performance targets over the next three fiscal years.

About SciQuest
SciQuest provides a leading on-demand strategic procurement and supplier enablement solution that integrates customers with their suppliers to improve procurement of indirect goods and services.  Our on-demand software enables organizations to realize the benefits of strategic procurement by identifying and establishing contracts with preferred suppliers, driving spend to those contracts and promoting process efficiencies through electronic transactions.  Using our managed SciQuest Supplier Network, our customers do business with more than 30,000 unique suppliers and spend billions of dollars annually.

Our current target markets are higher education, life sciences, healthcare and state and local governments.  We tailor our solution for each of the vertical markets we serve by offering industry-specific functionality, content and supplier connections.  We serve more than 175 customers operating in 16 countries and offer our solution in five languages and 22 currencies.

SciQuest is a registered trademark of SciQuest, Inc. Other trademarks contained herein remain the property of their respective owners.

For more information about SciQuest, please visit www.sciQuest.com or call 888-638-7322 in the U.S. or +44 1794 341182 in Europe.

Cautionary Note Regarding Forward-Looking Statements
Any statements in this release that are not historical or current facts are forward-looking statements. These forward-looking statements include references to the payment of additional stock upon the achievement of certain performance targets. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of our Registration Statement on Form S-1 and other required reports, as filed with the SEC, which are available free of charge on the SEC’s website at www.sec.gov or on our website at www.sciquest.com.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements speak only as of the date hereof, and we undertake no obligation to update, amend or clarify any forward-looking statement for any reason.

SciQuest Media contact:
SciQuest, Inc.
Melissa London, 919-659-2228
mlondon@sciquest.com

SciQuest Investor contact:
ICR, LLC
Garo Toomajanian, 1-800-550-6380
investorrelations@sciquest.com